EXHIBIT 16.1

WANT & ENDER, CPA, P.C.
CERTIFIED PUBLIC ACCOUNTANTS                               386 Park Avenue South
                                                                      Suite 1618
                                                             New York, NY  10016
MARTIN ENDER, CPA                                      Telephone  (212) 684-2414
STANLEY Z.  WANT, CPA, CFP                                   Fax  (212) 684-5433


November 11, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:  eNote.com Inc.


Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of the Form 8-K for the event that occurred on September 22, 1999, to be filed by our former client, eNote.com Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Yours truly,

/s/ Want & Ender, C.P.A., P.C.
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Want & Ender, C.P.A., P.C.